Exhibit 21

THE PARENT COMPANY

LIST OF SIGNIFICANT SUBSIDIARIES

Legal name	Jurisdiction	Percentage
BabyUniverse, Inc.	Colorado	100%
Dreamtime Baby, Inc	Colorado	100%
eToys Direct, Inc	Colorado	100%
Posh Tots, Inc	Colorado	100%